SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2006 (April 24, 2006)

WesBanco, Inc.
(Exact name of registrant as specified in its charter)

West Virginia	0-8467	55-0571723
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1 Bank Plaza, Wheeling, WV	26003
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (304) 234-9000

Former name or former address, if changed since last report Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Change in Control Agreement
On April 24, 2006, WesBanco, Inc. (“WesBanco”) and WesBanco Bank, Inc.( the “Bank”), entered into amended and restated change in control agreements with Peter W. Jaworski, Executive Vice President and Chief Credit Officer, and Brent E. Richmond, Executive Vice President - Treasury. The agreements set forth certain terms and conditions upon the occurrence of a “change in control.” Absent a “change in control,” the agreements do not require WesBanco or the Bank to retain the executive in its employ or to pay any specified level of compensation or benefits.
The agreements provide that if a change in control of WesBanco or the Bank which employs the employee occurs, WesBanco or the Bank will be obligated to continue to employ the executive during the time period starting upon the occurrence of a change in control and ending one year thereafter (or, if earlier, at the executive’s retirement date under established rules of WesBanco’s tax-qualified retirement plan) (the “Term of Employment”).
  If, during the Term of Employment, the executive is discharged by WesBanco or the Bank without cause or resigns for good reason, then the executive shall receive a lump sum payment equal to one times (i) the highest rate of the executive’s annual base salary in effect prior to the date of termination, and (ii) the greater of the executive’s average annual bonus over the most recent one year ending prior to the date of termination, or the executive’s bonus established for the annual bonus plan year in which the date of termination occurs. If the executive is terminated during the Term of Employment for any reason other than cause, then for a period of 18 months from the date of termination, the executive and/or the executive’s family will continue to receive insurance and health care benefits equivalent to those in effect immediately prior to the date of the change in control, subject to reduction to avoid duplication with benefits of a subsequent employer.
Generally, and subject to certain exceptions, a “change in control” is deemed to occur if (a) final regulatory approval is obtained for any party to acquire securities of WesBanco or the Bank representing 35% or more of the combined voting power of WesBanco or the Bank then outstanding securities; (b) during any two consecutive years, there is a significant change in WesBanco’s or the Bank’s Board of Directors not approved by the incumbent Board; or (c) final regulatory approval is obtained for a plan of complete liquidation or dissolution or sale of all or substantially all of WesBanco’s or the Bank’s assets or certain significant reorganizations, mergers and similar transactions involving WesBanco or the Bank.
If an excise tax under Section 4999 of the Internal Revenue Code applies to these payments, WesBanco will either pay the executive a reduced amount as a lump sum or over an extended period of years such that the net present value of such payments would not cause an excise tax to become due.
A copy of the form of the amended and restated change in control agreements entered into with Messrs. Jaworski and Richmond is attached hereto and filed as Exhibit 10.1. The foregoing description of the amended and restated change in control agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the amended and restated change in control agreements.

Waiver Agreement
On April 27, 2006, WesBanco entered into a waiver agreement with SunTrust Bank (“SunTrust”) whereby SunTrust agreed to waive a covenant violation under WesBanco’s revolving credit agreement with SunTrust dated July 30, 2004 (as amended or modified from time to time). A copy of the waiver agreement is attached hereto as Exhibit 10.2 and is incorporated herein by reference. The foregoing description of the waiver agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the waiver agreement.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c)  Exhibit  10.1 --  Form of Amended and Restated Change in Control Agreement
  10.2 -- Waiver Agreement between WesBanco, Inc. and SunTrust Bank, dated April 27, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WesBanco, Inc.
(Registrant)

April 28, 2006	/s/ Robert H. Young
Date	Robert H. Young
Executive Vice President and
Chief Financial Officer